EXHIBIT 10.3

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

SOFTWARE DEVELOPMENT AGREEMENT

This SOFTWARE DEVELOPMENT AGREEMENT (‘‘Agreement’’), effective as of March 15, 2007 (the ‘‘Effective Date’’), is made by and between Sona Mobile Holdings Corp. (‘‘Sona’’), a Delaware corporation with offices at 245 Park Ave. 39th Floor, New York, NY 10167, and Daily Racing Form, LLC (‘‘DRF’’), a Delaware limited liability company with offices at 100 Broadway, 7th Floor, New York, NY 10005-1902. Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Exhibit A.

In consideration of the promises, mutual covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sona and DRF hereby agree as follows:

1.	SONA OBLIGATIONS.

1.1.    Statements of Work.    Sona shall use commercially reasonable efforts to render, in a timely and professional manner, the services (the ‘‘Services’’) set forth on the statement of work that are attached as Exhibit A (‘‘Statements of Work’’). DRF shall make available to Sona any data, information, access to existing facilities, software, resources, and any other materials required by Sona to perform the Services.

1.2.    Change Orders.    DRF may submit to Sona written requests to change the scope of Services described in a Statement of Work (each such request, a ‘‘Change Order Request’’). Sona may, in its discretion, honor such Change Order Request, but Sona has no obligation to do so. If Sona elects to honor such a Change Order Request, then Sona will promptly notify DRF if it believes that the Change Order Request requires an adjustment to the fees or to the schedule for the performance of the Services. If so, the parties will negotiate in good faith a reasonable and equitable adjustment to the fees or schedule, as applicable. Sona will continue to perform Services pursuant to the existing Statement of Work and will have no obligation to honor any Change Order Request unless and until the parties have agreed in writing to such an adjustment.

1.3.    Approvals.    Sona shall submit completed deliverables under any Statement of Work (‘‘Deliverables’’) to DRF for approval as follows: Sona shall deliver such Deliverable(s) to DRF. DRF shall approve the Deliverable(s) in writing within five (5) business days of its review. Failure by DRF to approve such Deliverable(s) in writing within such five (5) business days: (i) will be deemed an acceptance of such Deliverable(s) and (ii) may result in delays; provided, further, that any use by DRF of any Deliverable(s), other than for testing and acceptance purposes, will constitute DRF’s full acceptance of such Deliverable(s). If within such five (5) business days, DRF notifies Sona in writing that it does not accept any Deliverable(s), it shall promptly provide to Sona a detailed writing listing DRF’s reasons for not accepting each Deliverable. Such notice of non-acceptance will contain a mutually-agreed on extended completion date for the Services. Sona shall use commercially reasonable efforts to correct the listed deficiencies and shall re-submit such Deliverable(s) in accordance with this Section.

2.	DRF OBLIGATIONS.

2.1.    License Grant.    DRF hereby grants Sona a mobile device worldwide license to the trademarks owned or controlled by DRF (the ‘‘DRF Marks’’) and the DRF Content to permit Sona to develop, market, and distribute the DRF Portal. Sona will have the right to sublicense the DRF Content and the DRF Marks along with portions of the Sona Platform or other Sona technology for use on third-party mobile wagering platforms. For an initial two-year term and any renewal term agreed to by the parties, Sona will be the exclusive mobile product provider for the DRF Content and the DRF Marks in [***]. Sona will have non-exclusive rights throughout the remainder of the world. For clarity, DRF retains the right to distribute the DRF Content to other industry partners who are developing their own wireless products.

2.2.    Technology.    DRF will supply video feeds, data feeds, video archives, existing rack space, and existing bandwidth for the DRF Portal at its sole cost. DRF shall provide Sona with the DRF Content and DRF Marks in the form requested by Sona.

2.3.    Marketing.    DRF will implement fully integrated online and offline media assets to promote the DRF Portal as agreed upon by the parties. DRF will devote a minimum of $50,000 per year of advertising in DRF (the newspaper) and DRF.com. DRF shall license certain marketing services to Sona. The product and marks ‘‘Powered by Sona’’ will be featured prominently in any DRF advertising and on the mobile product.

2.4.    Press Releases.    Prior to issuing any press releases relating to this Agreement, each party shall obtain the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, each party may disclose the other party’s name, the fact that the parties do business together, and the general nature of such business in the ordinary course of business.

3.	INTELLECTUAL PROPERTY RIGHTS.

3.1.    Trademark Licenses.    Subject to the terms and conditions of this Agreement, each party hereby grants to the other party a limited, nontransferable right to use, display, and reproduce its trademarks listed on Exhibit B (‘‘Trademarks’’) in connection with its performance of its rights and obligations under this Agreement, subject to the owner’s prior written approval in each instance. A party’s use of the Trademarks of the other party shall not create any right, title or interest of such party therein. All such use of the Trademarks will inure to the owner’s benefit. If a party acquires any goodwill in any of the Trademarks of the other party, all such goodwill shall automatically vest in the owner of such Trademark when and as, on an ongoing basis, such acquisition of goodwill occurs, without any separate payment or other consideration of any kind. Each party shall take all such actions reasonably necessary at the sole expense of the other party to affect such vesting. Neither party shall contest the validity of any of the other party’s Trademarks or such party’s exclusive ownership of them.

3.2.    Pre-existing Intellectual Property Rights.    Except as expressly provided in this Agreement, neither party will gain any ownership or other interest in or to any of the intellectual property or proprietary information of the other party by reason of this Agreement, operation of law, or otherwise. DRF will retain ownership of all intellectual property rights to the DRF Content and the DRF Marks.

3.3.    DRF Portal.    Sona will own all intellectual property rights to the DRF Portal (excluding DRF Content and DRF Marks, which DRF shall exclusively own).

3.4.    Customer Information.    Both parties will collect customer information in connection with their respective exploitation of the DRF Portal, as agreed by the parties and permitted by law. In its collection and use thereof, each party will comply with all applicable laws, rules, and regulations. Both parties shall be entitled to equal access to the customer data so collected.

4.	FEES AND PAYMENTS.

4.1.    Initial Payment.    Promptly following, the Effective Date, Sona shall make a payment to DRF in the amount of $[***].

4.2.    Development Period.    For a period of six (6) months following the Effective Date (the ‘‘Development Period’’), Sona will have no obligation to make any payments to DRF.

[***]	Confidential portion omitted and filed separately with the Securities and Exchange Commission.

4.3.    Incremental Payments.    After the expiration of the Development Period, Sona shall pay DRF a recoupable but non-refundable (except in the event of DRF’s breach), incremental fee of $[***] per quarter for six (6) quarters ($[***]) amounting to a total of $[***] to be paid to DRF for the initial two-year term of the Agreement.

4.4.    Exploitation.    DRF shall sell subscriptions to, and advertising on, the DRF Portal. Sona shall have the right to charge fees for certain transactions through the DRF Portal and for the sublicensing permitted by Section 2.1. DRF shall determine all subscription and advertising pricing. Sona shall determine all pricing for transactions and sublicensing.

4.5.    Revenue Share.    Sona shall have the right, during the two year term, to receive and retain 100% of the revenue generated (less royalties paid to Equibase which are 15% of gross revenues) from all exploitation of the DRF Portal until it recoups the $[***] described in Section 4.3. The parties will then share equally all revenue (less royalties paid to Equibase) each party actually receives; provided, however, that Sona will have the right to deduct third party fees from any revenue it receives before calculating the revenue share. For clarity, the revenue share described in this Section applies only to non-wagering revenue.

4.6.    Other Payment Terms.    All amounts stated in this Agreement are in U.S. Dollars. All payments made by DRF to Sona under this Agreement will be made in the U.S. and in U.S. Dollars and are non-refundable.

4.7.    Audit.    During the Term of this Agreement (defined below) and for a period of three (3) years thereafter, both parties will maintain complete and accurate books and records regarding the use and distribution of the DRF Portal. During such period, both parties shall have the right to inspect and audit such books and records for the purpose of confirming the other party’s compliance with the terms of this Agreement, including its payment obligations. Any such inspection and audit will be concluded during regular business hours and in a manner that minimizes interference with the other party’s normal business activities.

5.    REGULATORY COMPLIANCE.    DRF understands and agrees that Sona is a manufacturer and supplier of gaming devices and other gaming related equipment and services and is licensed, or will apply to be licensed, as such in various jurisdictions throughout the world. Therefore, this Agreement and the parties to it may be subject to review, investigation and approval by government licensing and regulatory agencies. DRF expressly agrees to promptly provide Sona or any appropriate gaming regulatory authority with such documentation, information and assurances regarding DRF and any of DRF’s principals, employees, brokers, agents or others as may be requested by Sona or any gaming regulatory authority. This Section is a material obligation of DRF any breach of which shall entitle Sona, at its sole option, to terminate this Agreement immediately upon delivery of notice thereof to DRF and no penalty or cost of any kind shall be assessed against Sona for any such termination. DRF will reasonably cooperate with Sona in its registration and maintenance of gaming licenses and its compliance with gaming law and regulations. Without limitation, DRF shall use its best efforts to assist Sona in obtaining any regulatory approval related to the DRF Portal and the Sona Platform. Should licensing of the DRF Portal and the Sona Platform be necessary, the parties shall share equally the costs of such licensing.

6.    CONFIDENTIAL INFORMATION.    In the course of performing its obligations under this Agreement, DRF may be exposed to certain proprietary or confidential information of Sona concerning its business, plans, technology, or products that is designated as confidential or due to its nature, DRF should know is confidential (‘‘Confidential Information’’). DRF agrees that it will not use the Confidential Information except as strictly necessary to perform its obligations under this Agreement. DRF shall not disclose the Confidential Information to any third party and will take every precaution to protect the confidentiality of the Confidential Information, using at least the same measures as it does to protect its own most sensitive information, and in any event no less than reasonable measures. The terms of this Agreement will be deemed Sona’s Confidential Information. If DRF is required by applicable law to disclose any Confidential Information, it will give Sona

[***]	Confidential portion omitted and filed separately with the Securities and Exchange Commission.

reasonable advance notice to seek confidential treatment or otherwise protect its Confidential Information. DRF hereby acknowledges that in the event of any breach or threatened breach by it of this Section 6 that Sona may be irreparably damaged, and it would be extremely difficult and impractical to measure such damages, and therefore the remedies at law would be inadequate. Accordingly, Sona, in addition to any other rights and remedies available at law or in equity, will be entitled to obtain immediate injunctive relief in any court of competent jurisdiction including, but not limited to, specific performance, with respect to the breach or default or threatened breach or default of this Section 6, without the need to prove actual damages or post a bond or similar security. Upon Sona’s request, or upon termination of this Agreement, DRF shall return all Confidential Information (including any copies, summaries, extracts, and other forms thereof) within its possession or control or the possession or control of its employees and representatives.

7.    DISCLAIMER OF WARRANTIES.    The deliverables and all confidential information are proVIDED ‘‘AS IS’’ AND ‘‘AS AVAILABLE.’’ SONA DOES NOT REPRESENT OR WARRANT THAT THE DELIVERABLES OR THEIR USE (I) WILL BE UNINTERRUPTED OR SECURE, (II) WILL BE FREE OF DEFECTS, INACCURACIES, OR ERRORS, (III) WILL MEET DRF’S REQUIREMENTS, (IV) WILL OPERATE IN THE CONFIGURATION OR WITH OTHER HARDWARE OR SOFTWARE DRF USES, OR (V) WILL COMPLY WITH APPLICABLE LAWS. SONA MAKES NO REPRESENTATIONS AND WARRANTIES WHATSOEVER, AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NON-INFRINGEMENT. SONA FURTHER DISCLAIMS ANY AND ALL WARRANTIES ARISING BY STATUTE, COURSE OF DEALING, CUSTOM OR USAGE, TRADE PRACTICE OR OTHERWISE.

8.    TERM AND TERMINATION.    This Agreement shall commence as of the Effective Date and shall continue for two (2) years thereafter (the ‘‘Term’’), unless sooner terminated as set forth herein. This Agreement shall automatically renew upon the expiration of the Term, unless either party delivers a notice of termination to the other party within sixty (60) days of the expiration of the then-current term. Both parties shall have the right to terminate this Agreement on thirty (30) days’ prior written notice if the other party breaches the Agreement and does not cure such breach in such thirty (30) day period. Upon termination of this Agreement, DRF shall promptly deliver to Sona all information, documents, and materials provided to DRF by Sona. The provisions of Sections 3.2, 3.3, 3.4, 5, 6, 7, 9, 10, 11, and this sentence shall survive the termination or expiration of this Agreement for any reason.

9.    INDEMNIFICATION.    DRF shall indemnify, defend, and hold Sona, its affiliated entities, and their respective employees, directors, contractors, members, managers, officers, directors, successors, attorneys, assigns, representatives, and agents (the ‘‘Indemnified Parties’’) harmless from and against any damage, cost, loss, liability, and expense (including, without limitation, attorneys’ and experts’ fees and costs) incurred in connection with any judicial or non-judicial claim, demand, or action (each, a ‘‘Claim’’): (a) alleging facts or circumstances that, if true, would constitute (i) a breach of this Agreement or (ii) negligence or willful misconduct or (b) arising from, related to, or connected with DRF’s business, products, services or use of the Deliverables. An Indemnified Party shall have the right to pre-approve the settlement of any claim subject to this Section.

10.    LIMITATION OF LIABILITY.    IN NO EVENT WILL SONA BE LIABLE UNDER ANY THEORY OF LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY, OR FROM NEGLIGENCE OR STRICT LIABILITY), INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE, DATA, OR USE, OR FOR INTERRUPTED COMMUNICATIONS OR NETWORK OUTAGES, OR FROM ANY DEFECT, ERROR, OR MALFUNCTION OF THE DELIVERABLES OR ANY EQUIPMENT RELATED TO THE DELIVERABLES, EVEN IF SONA OR ANY OTHER PERSON HAS BEEN ADVISED OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL THE

AGGREGATE LIABILITY OF SONA ARISING FROM, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID TO SONA.

11.    GENERAL PROVISIONS.

11.1.    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York and federal laws of the United States of America, without regard for any principles that would cause the application of the law of any other jurisdiction. Any dispute related to or arising from this Agreement will be exclusively resolved in federal or state court in New York, New York.

11.2.    Notices.    Any notices required under the provisions of this Agreement shall be given in writing at the address of each party set forth at the beginning of this Agreement, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein. Such notices will be given by express overnight courier and deemed given when received.

11.3.    Force Majeure.    If by reason of any labor dispute, strike, lockout, riot, war, act of terrorism, inability to obtain labor or materials, supplier failures, earthquake, fire or other action of the elements, accident, governmental restriction, appropriation or other cause beyond the control of the parties, either party is unable to perform in whole or in part its obligations as set forth in this Agreement, then such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform shall not make such party liable to the other party. Neither party shall be liable for any loss, injury, delay, or damages suffered or incurred by the other party due to the above causes.

11.4.    Miscellaneous.    Both DRF and Sona shall have the right to freely assign this Agreement in connection with a merger, acquisition, stock sale, reorganization, or similar transaction, or subcontract its obligations hereunder or subcontract its duties hereunder. This Agreement will be binding upon and will inure to the benefit of the parties and their permitted successors and assigns. This Agreement constitutes the entire understanding and agreement, and supersedes any and all prior or contemporaneous representations, understandings, and agreements, between the parties with respect to the subject matter of this Agreement, all of which are hereby merged into this Agreement. No amendment to this Agreement or waiver of any provision hereof will be valid or binding unless reduced to writing and duly executed by the party or parties to be bound thereby. Nothing contained in this Agreement will be deemed to create, or be construed as creating, a joint venture or partnership between the parties. Neither party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party. Neither party to this Agreement is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other party, or to bind such other party in any manner. Each party acknowledges and agrees that its relationship with the other party is non-exclusive, and each party reserves the right to enter into agreements similar to this Agreement with any third party, including, without limitation, with regard to any product or service that competes with those offered by the other party. Nothing contained in this Agreement will be deemed to create, or be construed as creating, any third party beneficiary right of action upon any third party whatsoever. Each of the parties acknowledges that it has had the opportunity to have this Agreement reviewed or not by independent legal counsel of its choice. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable, then the provisions held invalid or unenforceable will be deemed amended, and the court or other government body is authorized to reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the parties’ intent as manifested herein. The headings to Sections of this Agreement are for convenience or reference only and do not form a part of this Agreement and will not in any way affect its interpretation. Neither party will be afforded or denied preference in the construction of this Agreement, whether by virtue of being the drafter or otherwise. The prevailing party in any action or proceeding arising from, relating to, or connected with this Agreement will be awarded its attorneys’ and experts’ fees. This Agreement may be executed in counterparts, each of which will constitute the same instrument. Facsimile signatures will be given the same effect as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Sona Mobile Holdings Corp.		Daily Racing Form, LLC

By:	/s/ Shawn Kreloff	By:	/s/ Brent Diamond
	signature		Signature

Name:	Shawn Kreloff	Name:	Brent Diamond
	Print or Type Name		Print or Type Name

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A — Statement of Work

Services Description

Overview

Specifically, Sona will develop a DRF-branded mobile portal (the ‘‘DRF Portal’’) that will enable DRF subscribers to access horse racing entries, scratches, results, and other content taken from DRF publications (the ‘‘DRF Content’’) for certain mobile devices provided below. The DRF Portal will feature the Sona branding ‘‘Powered by Sona.’’ Sona will provide the custom software and assist DRF on engineering the infrastructure required to deliver the DRF Portal to end users. The DRF Portal will be powered by Sona’s proprietary delivery platform (the ‘‘Sona Platform’’). Some of the installation will be provided by third parties.

Functionality

The DRF Portal will allow horse racing fans to access a limited amount of DRF Content normally available at www.drf.com. The application will provide a modern, exciting, and engaging interface that reflects the DRF brand and is intended to inspire repeat visits from users. The application will also incorporate alerts, messaging, and will provide a vehicle for selling mobile content. The DRF Portal will provide both free and premium access. Premium subscribers will have access to more information and will be able to do more with the product (e.g., free subscribers will only receive Top Ten DRF news entries, whereas premium subscribers will be able to access all news and premium editorial content).

The DRF Portal will:

•	Allow users to view racing news

•	Provide access to editorial content, including race picks

•	Allow users to view entry information for all tracks in the United States

•	Allow users to view racing results

•	Provide access to live odds

•	Allow users to view video clips on their phone (as permitted by carriers)

•	Provide a subscription model, a la carte model, or both for accessing, purchasing, and downloading the content or using the application (or sections of the application)

•	Allow DRF to easily update content

•	Eventually support the majority of U.S. and worldwide internet-enabled handsets

•	Deliver content optimally for each mobile handset

•	Integrate with SMS with opt-in and data collection

•	Provide alerts and deliver alerts via PSMS (optional)

•	Integrate ad-serving technology

Sona is only responsible for the Services expressly outlined in this Statement of Work.

Prerequisites

•	None

Exhibit B — Trademarks

Intellectual Property

(i)    Registered Patents and Trademarks

(1)    Patents

None

(2)    Trademarks

A.    Active Trademark Registrations – U.S.

Mark	Reg. No.	Class
A Closer Look*	1787694(S)	16
A Closer Look	2512422	16
At A Glance*	1787693(S)	16
Daily Racing Form	2321656	16
Daily Racing Form & Design	2361920	41/42
Daily Racing Form Logo [1894 & Design]	1743063	16
Daily Racing Form (Stylized)	57056	16
DRF Simulcast Weekly	2519840	16
Formulator (Stylized)	2509287	9
Hermis (Stylized)	282912	16
National Charts Weekly	2361899	16
Stablemail	2326577	41
Surf to the Turf	2385137	41/42
The Morning Telegraph	2366141	16
Track Line	1828706	42

*Indicates mark is maintained on the Supplemental Register.

B.    Active Trademark Registrations – Mexico

Mark	Reg. No.	Class
Daily Racing Form	459601	16
Daily Racing Form Logo	459602	16

C.    Active Trademark Registration – United Kingdom

Mark	Reg. No.	Class
Daily Racing Form and Design	2208510	9/16/41

D.    Active Trademark Registration – Australia

Mark	Reg. No.	Class
Daily Racing Form and Design	807696	16/41

E.    Active Trademark Registration – Canada

Mark	Reg. No.	Class
Daily Racing Form and Design	224460	Daily Newspapers